                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT

                                                                   EXHIBIT 10.15

                             MANUFACTURING AGREEMENT



     AGREEMENT dated as of February 11, 1998 by and between UNITED THERAPEUTICS CORPORATION ("UNITED THERAPEUTICS"), a Delaware corporation with principal offices at 1826 R Street NW, Washington DC 20009 and Steroids, Ltd. ("STEROIDS") an Illinois corporation with principal offices at 2201 West Campbell Park Drive, Chicago, Illinois 60612.

     WHEREAS, STEROIDS has the expertise, personnel, and facilities for the manufacture of active pharmaceutical ingredients (API's), and desires to provide such service to contracting parties;

     WHEREAS, UNITED THERAPEUTICS has worldwide exclusive rights to make and sell the stable prostacyclin analog formerly known as 15AU81 and now known as UT-15;

     WHEREAS, UNITED THERAPEUTICS and STEROIDS are parties to an agreement ("EXISTING AGREEMENT') consisting of STEROIDS' Proposal for Process Development Program for Synthesis of 15AU81 dated February 7, 1997, and UNITED THERAPEUTICS' acceptance of STEROIDS' aforementioned proposal, dated March 14" 1997, and of STEROIDS' proposal for process development dated November 4, 1997 and UNITED THERAPEUTICS' acceptance of STEROIDS' proposal dated November 11, 1997 and of STEROIDS' letter quotation for the cGMP synthesis of 300 grams of 15AU81 dated October 8, 1997 and UNITED THERAPEUTICS's acceptance of STEROIDS' proposal dated October 21, 1997.

     NOW, THEREFORE, STEROIDS and UNITED THERAPEUTICS wish to continue, expand and further formalize their EXISTING AGREEMENT with this Manufacturing Agreement and thus hereby agree as follows:

1. DEFINITIONS

     The Defined terms used in this Agreement shall have the following meanings:

     1.01 "Affiliate" means (a) any company owned or controlled to the extent of more than fifty percent (50%) of its issued and voting capital by a party to this Agreement and any other company so owned or controlled, directly or indirectly, by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of more than fifty percent (50%) of voting power, or otherwise having power to control its general activities, a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

     1.02 "API" means the active pharmaceutical ingredient manufactured by STEROIDS in accordance with the procedures developed under Exhibit A and provided to UNITED THERAPEUTICS pursuant to this Agreement.

     1.03 "Confirmed Purchase Order" means a purchase order issued by UNITED THERAPEUTICS and received by STEROIDS for the manufacturing of the API, for which a completion date has been scheduled.

     1.04 "CDER" means FDA's Center for Drugs Evaluation and Research.

     1.05 "API Substance" means the chemical entity UT-15.

     1.06 "FDA" means the U.S. Food and Drug Administration.

     1.07 "Facility" means STEROIDS' or its authorized agent's manufacturing facility.

     1.08 "Manufacturing Date" means scheduled date on which STEROIDS intends to begin manufacturing UNITED THERAPEUTICS' API pursuant to a Confirmed Purchase Order.

     1.09 "Good Manufacturing Practices" or "GMP" means current good manufacturing practices, as specified in regulations promulgated from time to time by the FDA for the manufacture and testing of pharmaceutical materials and the corresponding requirements of the European Union, Member States of the European Union, and Canada.

     1.10 "Incoming Acceptance Test" means those analytical tests requested by UNITED THERAPEUTICS to be performed on a received shipment of API, which tests will be identified by a separate letter between the parties.

     1.11 "Lot" means the API produced in a single production run, which may be contained in one or more containers thereof.

     1.12 "New Procedure" means a method, process, or test that is not included within STEROIDS' SOPS, but which is requested by UNITED THERAPEUTICS in writing that STEROIDS perform.

     1.13 "Sensitive Regulatory Submission Period" means the period between six
(6) months prior and subsequent to a defining date set forth by UNITED THERAPEUTICS, in which period UNITED THERAPEUTICS intends to file an Investigational New Drug amendment or a NDA.

     1.14 "SOPS" means written standard operating procedures and methods of STEROIDS.

2. MANUFACTURE, STORAGE AND DISTRIBUTION OF API.

     The following provisions relate to the manufacture, storage and distribution of API for UNITED THERAPEUTICS by STEROIDS.

     2.01 Terms of Supply. The following terms relate to categories of manufacturing:

          2.01.1 Subject to the terms and conditions hereof, during the Term and any Renewal Terms of the Agreement, STEROIDS agrees to provide and UNITED THERAPEUTICS agrees to accept from STEROIDS manufacturing services provided that such services are performed in accordance with STEROIDS' SOPS and UNITED THERAPEUTICS's written instructions, including, but not limited to those contained in Exhibit A.

          2.01.2 Subject to the terms and conditions of this Agreement, during the Term and any Renewal Terms of this Agreement, STEROIDS agrees to sell and UNITED THERAPEUTICS agrees to purchase from STEROIDS API manufactured under this Agreement in accordance with the terms of Attachment A:

     2.02 Terms of Storage and Distribution. The following terms relate to storage and distribution of API:

          2.02.1 STEROIDS will maintain the appropriate storage conditions throughout holding and shipping of the manufactured API in accordance with Sections 7.01 and 7.02, and UNITED THERAPEUTICS's written instructions.

          2.02.2 UNITED THERAPEUTICS will be responsible for order entry and return material authorization, including all costs attendant thereto. Such costs include, but are not limited to return postage, telephone-related services, storage of returned API and other material, and disposal of returned API and other material.

          2.02.3 STEROIDS will only ship API Substance per written instructions from UNITED THERAPEUTICS, via Facsimile and confirming originals. STEROIDS will track all shipments, and record and maintain GMP documentation, including Lot traceability.

          (a) STEROIDS may ship API Substance for testing purposes pursuant to written requests by UNITED THERAPEUTICS.

          2.02.4 If requested, STEROIDS will conduct shipping validation in accordance with a plan to be developed jointly with UNITED THERAPEUTICS and written by STEROIDS, including a cost estimate. Upon the conclusion of the shipping validation, STEROIDS will prepare and submit a report detailing the shipping validation program and its results. STEROIDS will invoice UNITED THERAPEUTICS therefore at STEROIDS' reasonable cost.

          2.02.5 Unless otherwise instructed by UNITED THERAPEUTICS, STEROIDS will dispose of all returned API and invoice UNITED THERAPEUTICS for STEROIDS' cost of disposal; however, costs of handling and disposing API returned due to an FDA or UNTIED THERAPEUTICS mandated recall of an entire Lot of API Substance will be invoiced to UNITED THERAPEUTICS at

          STEROIDS' cost plus [ ]. The cost of return shipping will be invoiced to UNITED THERAPEUTICS at STEROIDS' cost. Labor and costs relating to investigation of returned API Substance are not included in this Agreement.

3. PAYMENT FOR SERVICES

     STEROIDS will invoice UNITED THERAPEUTICS for charges related to manufacturing API as specified in the Proposal in Attachment A with a goal of [ ] per kilogram. Payment for services will be in accordance with Attachment A. Payments shall be due within 30 days of receipt of STEROIDS invoice.

     3.01 Late Payments. For any payment owed under this Agreement and not received by the applicable Due Date, interest will accrue at the monthly rate of 1.5% (18% per year) calculated on daily outstanding balance, and compounded monthly, on all outstanding balances starting from the applicable Due Date. Any subsequent payments received will first be applied to the outstanding interest and then to any then current balance. UNITED THERAPEUTICS agrees to pay for the costs of collecting any payments due STEROIDS under this Agreement, including the costs of reasonable collection costs and attorney's fees. If UNITED THERAPEUTICS does not pay an invoice in full, including interest charges, after three (3) months of mailing, then UNITED THERAPEUTICS will be in breach of this Agreement and STEROIDS, at its discretion, may terminate this Agreement under the provisions of Section 11. 03 hereof.

4. SUPERVISION BY UNITED THERAPEUTICS

     4.01 UNITED THERAPEUTICS will be responsible for Quality Control testing and approval/release of the API unless otherwise provided in writing.

     4.02 The following employee of UNITED THERAPEUTICS is hereby designated as having the responsibility for Quality Control and Quality Assurance and ensuring that STEROIDS' activities hereunder are carried out in accordance with UNITED THERAPEUTICS's written instructions and GMP:

                Name:      Shelmer D. Blackburn, Jr.
                Title:     Director of Operations
                Address:   UNITED THERAPEUTICS CORPORATION
                           2 Davis Drive
                           Research Triangle Park, NC 27709
                Telephone: 919-485-8350

Other employees of UNITED THERAPEUTICS may be designated from time to time, provided STEROIDS is notified in advance in writing of his or her name, title, address and telephone number. At no time, however, shall there be more than two UNITED THERAPEUTICS employees sharing this responsibility.

     4.03 The individual(s) designated by UNITED THERAPEUTICS pursuant to
Section 4.02 shall carry out his/her responsibilities through periodic on-site visits, observation of

STEROIDS' Facility and activity therein through its observation window, telephonic reports and written memoranda. UNITED THERAPEUTICS will continue to monitor STEROIDS' operations as they relate to API by conducting periodic audits of STEROIDS' facility to assure ongoing compliance with UNITED THERAPEUTICS's written instructions and GMP. Such individuals as designated shall use due diligence and best efforts in conducting such Quality Control activities so as not to delay STEROIDS ability to release Bulk Substance or Product and secure payment therefore on a regularly scheduled basis.

5. STANDARD OPERATING PROCEDURES AND FORMS

     5.01 All activities conducted hereunder by STEROIDS will be conducted in accordance with Standard Operating Procedures prepared by STEROIDS that comply with Sections 7.01 and 7.02, and any other written specifications or procedures provided by UNITED THERAPEUTICS and accepted by STEROIDS.

     5.02 STEROIDS agrees that for each Lot of API filled and packaged hereunder, STEROIDS will complete and furnish to UNITED THERAPEUTICS one (1) copy of the Batch production records, the originals of which will be retained by STEROIDS to the extent required by federal regulation. Both parties acknowledge that such records will include in-process test data for each Lot.

          5.02.1 The aforementioned original Batch production records shall be retained as noted herein, and while so retained shall be available for inspection by regulatory authorities, UNITED THERAPEUTICS, and UNITED THERAPEUTICS' authorized representatives,

          5.02.2 Sections 5.02 and 5.02.1 shall survive termination of this Agreement for such period as such records are required to be maintained by federal regulation.

     5.03 STEROIDS and UNITED THERAPEUTICS both agree to maintain a complete record of information for each Lot and Batch for the period required by law, including the information referred to in Section 5.02. Each of STEROIDS and UNITED THERAPEUTICS acknowledges that maintenance of summaries of such information, as opposed to complete copies of the original records themselves, will not constitute fulfillment of the obligation referred to in the immediately preceding sentence.

6. PERMISSION TO INSPECT

     6.01 STEROIDS hereby agrees and acknowledges that upon prior reasonable written notice it will permit authorized representatives of the FDA or comparable foreign regulatory authority, including, without limitation, authorized representatives of CDER, to inspect those portions of the STEROIDS Facility in which STEROIDS performs the activities provided for in this Agreement.

          6.01.1 To the extent STEROIDS has prior notice, STEROIDS agrees to notify UNITED THERAPEUTICS of any inspection by the FDA that relates specifically to STEROIDS API and give UNITED THERAPEUTICS timely updates on the inspection. UNITED THERAPEUTICS may send a representative to STEROIDS on the day of the inspection, however UNITED THERAPEUTICS's representative may not participate in or observe the inspection itself or have any substantive written or verbal communication with the FDA inspectors, unless so requested by STEROIDS. STEROIDS agrees to provide a timely verbal update to UNITED THERAPEUTICS regarding any such inspection.

     6.02 STEROIDS will provide in a timely manner copies of written communications from such FDA inspections that pertain to API, including but not limited to documents entitled Observations. Any such written communications shall be redacted with respect to information relating to STEROIDS' APIs and any third party.

     6.03 This Article 6 shall survive termination of this Agreement in perpetuity.

7. COMPLIANCE WITH CURRENT GMP

     7.01 STEROIDS agrees that, in performing the activities provided for in this Agreement, it will comply with GMP.

     7.02 STEROIDS agrees to perform all of the activities provided for in this Agreement in accordance with written instructions provided by UNITED THERAPEUTICS, unless STEROIDS has previously advised UNITED THERAPEUTICS that it is not able to do so. In the event UNITED THERAPEUTICS desires to modify its instructions, UNITED THERAPEUTICS agrees to notify STEROIDS of the planned modifications in writing and to provide a reasonable period of time before submitting such modifications to the FDA, if necessary, so that STEROIDS has sufficient time to implement those modifications that affect its activities hereunder.

8. FDA REGISTRATION OF THE FACILITY

     STEROIDS will perform the activities provided for in this Agreement at its Facility, unless otherwise specified or approved in advance by UNITED THERAPEUTICS and the appropriate regulatory authorities. The current Facility will be registered with the FDA and any new facility where API is synthesized will also be registered.

9. LABEL CONTROL

     9.01 In-process labels are to be used by STEROIDS in performing the activities provided for in this Agreement. The parties agree that STEROIDS has the right to modify said labels to the extent permitted by law, upon written notice to UNITED THERAPEUTICS and, where required, after authorization by CDER.

10. TERM

     10.01 This Agreement will be effective as of the date first set forth above and will remain in effect for a term of five (5) years ("Term") subject to early termination in accordance with the terms of the provisions of Section 11. The parties agree to renew this Agreement automatically for renewal terms of one (1) year ("Renewal Term") unless either party objects to doing so in writing no later than four (4) months prior to the expiration of a Term or Renewal Term.

11. TERMINATION

     11.01 UNITED THERAPEUTICS will have the right, exercisable in its sole discretion, with or without cause, to terminate this Agreement by giving to STEROIDS four (4) months advance written notice of termination. After giving notice of termination and throughout the period ending on the date the notice of termination becomes effective, UNITED THERAPEUTICS agrees to continue to perform all of its obligations hereunder.

     11.02 If either STEROIDS or UNITED THERAPEUTICS materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within two (2) months after the giving of notice by the other party specifying such breach or default, the other party will have the right to terminate this Agreement in full upon a further one (1) month's notice. Each party shall also have the right to terminate this Agreement in full upon a one (1) month's notice in the event that there has been a loss, destabilization, alteration or contamination of API while in STEROIDS' possession, wherein the loss, etc. resulted in a material adverse effect. Termination under this Section 11.04 shall relieve the parties of all future obligations relating to purchase and performance of services under
Article 2 from and after such termination date.

     11.03 Upon termination of this Agreement, whether or not for cause, STEROIDS will provide written notice to UNITED THERAPEUTICS of any inventory of API and other materials either provided by or purchased, invoiced and paid for by UNITED THERAPEUTICS and request written instructions from UNITED THERAPEUTICS as to where to ship same. Such shipment shall be at UNITED THERAPEUTICS's expense, and UNITED THERAPEUTICS shall be responsible for all storage costs, payable prior to release of the inventory and associated materials.

12. WARRANTIES

     12.01 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally, and that the execution, delivery and performance of this Agreement does not conflict with any material agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violates any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, except for such conflicts or violations that would not have a material adverse effect on the business, properties or financial condition of the other party.

     12.02 UNITED THERAPEUTICS Warranties.

         12.02.1 UNITED THERAPEUTICS warrants:

                  (a) that all activities of UNITED THERAPEUTICS under this Agreement will be accomplished in accordance with the terms of this Agreement;

                  (b) that, to the best of its knowledge, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by the manufacture, use or sale of API or the use of any New Procedure. Notwithstanding the preceding sentence, UNITED THERAPEUTICS makes no warranty with respect to intellectual property rights relating to any processes performed by STEROIDS hereunder, except for a New Procedure.

     12.03 STEROIDS Warranties.

         12.03.1 STEROIDS warrants:

                  (a) that all activities of STEROIDS under this Agreement will be accomplished in accordance with (i) the terms of this Agreement and all Attachments, (ii) all written manufacturing instructions received from UNITED THERAPEUTICS and accepted by STEROIDS, (iii) GMP, and (iv) other applicable laws, rules and regulations;

                  (b) that, upon delivery of API to a carrier on behalf of UNITED THERAPEUTICS or UNITED THERAPEUTICS's designee, API will not be misbranded or otherwise of a nature that may not be introduced in United States interstate commerce, unless so directed by UNITED THERAPEUTICS in writing, however, this warranty of Section 12.03.1 (b) shall not apply if and to the extent that such condition obtains because UNITED THERAPEUTICS has breached its warranties in Section 12.02.1;

                  (c) that it shall not knowingly ship API that has not passed USP sterility testing or is beyond its labeled expiration date, or is materially adversely affected due to misbranding, contamination, having been handled contrary to GMP, or having been subjected to negligence, unless so instructed in writing by UNITED THERAPEUTICS, STEROIDS shipping of API is not intended for any further "Commercial Purpose"

                  (d) that, to the best of its knowledge, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by any processes performed by STEROIDS under this Agreement

     12.04 No Other Warranties. The express warranties made in this Agreement are made in lieu of all other warranties, express or implied, including, without limitation, the warranties of merchantability and fitness for a particular purpose.

13. INDEMNIFICATION

     13.01 Subject to the provisions of Section 13.05, UNITED THERAPEUTICS will defend, indemnify and hold harmless STEROIDS and its directors, officers, employees, agents, successors, and assigns from and against all suits, claims, liabilities, losses, and expenses, including reasonable attorneys' fees and expenses, arising directly or indirectly out of injury to persons or property alleged to have been caused by the design, manufacture, testing, instructions or warnings accompanying API, or use or unavailability of API or UNITED THERAPEUTICS breach of this Agreement, except to the extent that the injury is alleged to have been caused solely by STEROIDS' breach of this Agreement, intentional action, willful inaction, or gross negligence while providing the services described herein, provided, however, that the indemnity provisions of this section 13.01 remain m effect where STEROIDS' allegedly injury-causing behavior was effected pursuant to specific instructions of UNITED THERAPEUTICS. The aforementioned injury to persons or property specifically includes, without limitation, alleged infringement of patent or other intellectual property rights of third parties by the manufacture, use, or sale of API or the use of a New Procedure. UNITED THERAPEUTICS shall have full control over the defense of any such litigation, and agrees to bear all costs and expenses thereof. STEROIDS, at its own expense, will be entitled to be represented by its own counsel in any such litigation.

     13.02 UNITED THERAPEUTICS agrees that STEROIDS' liability resulting from the loss, destabilization, alteration or contamination of API of a particular Lot, wherein such API is lost, destabilized, altered or contaminated such that it cannot be used in clinical trials or is not placed into commerce, shall not exceed the amount of any insurance recoveries net of any applicable deductible realized by STEROIDS in respect to the foregoing plus the value of services provided with respect to the Lot in question.

     13.03 Subject to the provisions of Section 13.02 and 13.05, STEROIDS will defend, indemnify and hold harmless UNITED THERAPEUTICS and its directors, officers, employees, agents, successors, and assigns from and against all suits, claims, liabilities, losses, and expenses, including reasonable attorneys' fees and expenses, arising directly or indirectly out of injury to persons or property alleged to have been caused in whole or in part by STEROIDS' breach of this Agreement, intentional action, willful inaction, or gross negligence while providing the services described herein to UNITED THERAPEUTICS; provided, however, that such indemnity shall not apply if such breach, intentional action, willful inaction, or gross negligence resulted from specific instructions of UNITED THERAPEUTICS or in part from any breach, intentional action, willful action or gross negligence of UNITED THERAPEUTICS. The aforementioned injury to persons or property specifically includes, without limitation, alleged infringement of patent or other intellectual property rights of third parties by STEROIDS' manufacturing procedures, irrespective of API, performed under this Agreement provided, however, STEROIDS performance of a New Procedure is specifically excluded from such indemnity. STEROIDS shall have full control over the defense of any litigation, and agrees to bear all costs and expenses therefor. UNITED THERAPEUTICS, at its own expense, will be entitled to be represented by its own counsel in any such action.

     13.04 In the event that a suit, claim, liability, loss or expense, including reasonable attorneys' fees and expenses, arises out of injury to persons or property alleged to have been caused by both events or circumstances for which (i) both UNITED THERAPEUTICS and STEROIDS have indemnity obligations under Sections 13.01 and 13.04, or (ii) UNITED THERAPEUTICS or STEROIDS have indemnity obligations under Sections 13.01 and 13.04 and one or more third parties are alleged to be liable for the injury, then the parties agree to pay losses and expenses arising from such suit claim, liability, loss or expense in proportion to each party's respective liability for the injury, as adjudged by a court of competent jurisdiction or, if a settlement is reached, negotiation between the parties, wherein the parties agree to negotiate their respective liability for the injury in good faith. UNITED THERAPEUTICS further agrees that the liability of any such third party shall be attributed solely to UNITED THERAPEUTICS and that UNITED THERAPEUTICS shall pay any losses and expenses in proportion to the sum of UNITED THERAPEUTICS's and the third party or parties' combined liability relative to the total liability.

     13.05 No indemnity under Article 13 shall be applicable unless the indemnified Party (ii) gives the indemnifying Party prompt notice of any claim, suit or action brought against the indemnified Party, (ii) allows the indemnifying Party to defend the same, without prejudice to the right of the indemnified Party to participate at its expense through counsel of its own choosing, (iii) renders the indemnifying Party all assistance reasonably necessary in defending against such claim, suit or action at the indemnifying Party's expense, and (iv) does not compromise or settle such claim, suit or action without the indemnifying Party's prior written consent. The indemnifying party shall not settle such claim, suit or action without the indemnified party's consent if such settlement results in any obligation or liability on the part of the indemnified party.

14. CONFIDENTIALITY

     14.01 Nondisclosure and Nonuse.

         14.01.1 STEROIDS and UNITED THERAPEUTICS shall each retain in confidence information obtained from the other under this Agreement and shall not disclose such information to any third party except

                  (a) consultants and Affiliates who are obligated to maintain it in confidence pursuant to a written agreement that incorporates by reference the terms of Article 14, or that incorporates substantially similar terms having equivalent scope of protection as those of this Article 14.

                  (b) as necessary to obtain approval from a governmental agency in order to market and sell the API;

                  (c) as reasonably may be required in a patent application covering subject matter that is encompassed with this Agreement; or

                  (d) as otherwise may be required by law, regulation or judicial order.

         14.01.2 STEROIDS and UNITED THERAPEUTICS each agree that information that subject to this Article 14 shall be used only for those purposes contemplated by this Agreement.

         14.01.3 Each party shall take all reasonable precautions to safeguard the confidentiality of the information.

     14.02 Exceptions.

         14.02.1 The obligations of nondisclosure and nonuse of this Article 14 shall not apply to information that

                  (a) is known to the receiving party, as evidenced by written records maintain by the receiving party, or to the public, or is in the public domain, prior to its disclosure under this Agreement;

                  (b) is hereafter lawfully disclosed to the receiving party by a third party not under an obligation of confidence to the other party; or

                  (c) subsequently enters the public domain or becomes known to the public some means other than a breach of this Agreement.

     14.03 Each party acknowledges that the restrictions contained in this
Article 14 are necessary and reasonable to protect the legitimate interests of the parties and a violation of this Article 14 by a party may result in irreparable harm to the other party.

     14.04 The provisions of this Article 14 shall survive the expiration or terminate of this Agreement and continue for ten (10) years thereafter.

     14.05 All prior confidentiality agreements between the parties hereto are hereby superseded Article 14 of this Agreement, such that any information previously disclosed between parties under any such prior agreement shall henceforth by treated as if disclosed under this Agreement.

15. MISCELLANEOUS

     15.01 Force Majeure. No party will be liable for failure of or delay in performing obligations set forth in this Agreement, and no party will be deemed in breach of its obligations if such failure or delay is due to natural disasters or any causes reasonably beyond the control or anticipation of such party. Each party agrees to use its best efforts to mitigate the impact on its performance under this Agreement caused by a force majeure.

     15.02 The parties agree that their rights (except for the rights to receive and obtain payments owed in accordance with this Agreement) and obligations under this Agreement may not be delegated, transferred or assigned to a third party without the prior consent of the other party; whether by operation of law or contract. Nevertheless, either party may transfer or assign its rights and obligations under this Agreement to any entity which acquires substantially all of its assets and business, or is an Affiliate of the assigning party.

     15.03 Status of Parties. For the purpose of carrying out this Agreement each party will act an independent contractor and not as partner, joint venturer, or agent with respect to the other party, and neither party will bind nor attempt to bind the other party to any contract.

     15.04 Notice. Any notice, consent or approval required under this Agreement will be in writing sent by registered or certified mail, postage prepaid, or by facsimile, confirmed by such registered or certified mail, and addressed as follows:

            If to STEROIDS:

            Steroids Ltd
            2201 West Campbell Park Drive
            Chicago, Illinois 60612
            Attn:    Robert Moriarty Ph.D.
            President

            If to UNITED THERAPEUTICS:

            UNITED THERAPEUTICS CORPORATION
            2 Davis Drive
            Research Triangle Park, NC 27709
            Attn: James Crow, PhD
            President
            (919) 485-8350

All notices shall be deemed effective on the date of mailing, unless otherwise stated herein. In case either party changes its address or facsimile number at which notice is be received, written notice of such change will be given without delay to the other party.

     15.05 Entire Agreement. This Agreement and the exhibits attached hereto set forth the entire agreement and understanding among the parties hereto as to the subject matter hereof has priority over all documents, verbal consents or understandings made between STEROIDS and UNITED THERAPEUTICS with respect to the subject matter hereof. None of the terms of this Agreement may be amended or modified except in writing signed by both parties hereto.

     15.06 Waivers. A waiver by either party of any term or condition of this Agreement in any one instance will not be deemed or construed to be a waiver of such term or condition for similar instance in the future or of an subsequent breach hereof.

     15.07 Applicable Law. This Agreement will be governed by and construed in accordance the laws of the District of Columbia without regard to the conflicts of laws provisions thereof.

     15.08 Remedies. The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement, including, without limitation, rights of full or partial termination of this Agreement are not exclusive, the exercise thereof will not constitute an election of remedies and the aggrieved party will in all events be entitled to seek whatever additional remedies may be available in law or in equity.

     15.09 Headings. Headings in this Agreement are included herein for case of reference only and will have no legal effect. References to sections are to sections of this Agreement unless otherwise specified.

     15.10 Title and Intellectual Property to API. UNITED THERAPEUTICS will retain title to API and all intellectual property in the API, including but not limited to the agreed initial process to make the API and any New Procedure, shall belong solely to UNITED THERAPEUTICS. STEROIDS agrees to cooperate fully in assigning all patent and other intellectual property rights in or related to the API to UNITED THERAPEUTICS. STEROIDS agrees to cooperate fully in the preparation of patent applications related to the synthesis of the API. STEROIDS will retain title and rights to all inventions, concepts, ideas, proprietary information, manufacturing processes or chemical synthesis not directly and solely related to the Product, the agreed initial process to make the API and any new procedure. UNITED THERAPEUTICS shall have the rights to a perpetual, fully paid, non-exclusive license to any discovery, invention, etc. to which STEROIDS retain title.

     15.11 Use of API. STEROIDS use of the API shall be limited to the activities described in this Agreement.

     15.12 Assignment. Neither this Agreement nor any of its rights or obligations may be assigned, delegated or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other, except that, without securing such prior consent, any Party shall have the right to assign this Agreement to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the entire assets of such Party relating to the subject matter of this Agreement, provided, however, that such successor shall expressly assume all of the obligations of such Party under this Agreement. The Parties agree that this Agreement shall be binding upon and inure to the benefit of their respective successors and approved assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.



UNITED THERAPEUTICS CORPORATION                STEROIDS, LTD.

/s/ James W. Crow                              /s/ Robert M. Moriarty
------------------------------                 ------------------------------
James W. Crow, Ph.D.                           Robert M. Moriarty


Dated:                                         Dated: